Exhibit 23

CONSENT OF INDEPENDENT AUDITOR'S

We consent to the incorporation by reference in the Registration Statement

(No. 333-113444) on Form S-8 of the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan of our report dated March 24, 2005, relating to the statement of net assets as of December 31, 2004 and the related statement of changes in net assets available for benefits for the period from April 1, 2004 (date of inception) through December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of Continental Airlines, Inc. 2004 Employee Stock Purchase Plan.

/s/ Mir∙Fox & Rodriguez, P.C.

Houston, Texas

March 24, 2005